Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Turkcell İletişim Hizmetleri AŞ.

We consent to the incorporation by reference in the registration statement (No. 333-138528) on Form F-3 of Turkcell İletişim Hizmetleri AŞ. and its subsidiaries (together the “Group”) of our reports dated April 18, 2011 relating to the consolidated financial statements of the Group as of and for the year ended December 31, 2010 and the effectiveness of the Group’s internal control over financial reporting appearing in this annual report on Form 20-F for the year ended December 31, 2010.

Istanbul, Turkey

April 18, 2011

/s/ DRT BAĞIMSIZ DENETİM VE SERBEST MUHASEBECİ MALİ MÜŞAVİRLİK AŞ.

Member of DELOITTE TOUCHE TOHMATSU LIMITED